Exhibit 99.1

Sunrun Reports First Quarter 2016 Financial Results

Revenues of $99 million

MW Deployed Growth of 63% Year-Over-Year

Cumulative 656 MW Deployed

SAN FRANCISCO, May 12, 2016, Sunrun (Nasdaq:RUN), the largest dedicated residential solar company in the United States, today announced financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Operating Highlights

•	Total deployments of 60 MW, an increase of 63% year-over-year. Sunrun-built deployments grew 148% year-over-year.
•	Cumulative MW deployed of 656 MW.
•	Pre-tax Project Value per watt was $4.51, flat with Q4 2015.
•	Pro forma Creation Cost (excluding one-time items related to Nevada exit) per watt of $4.11 decreased $0.25, or 6% year-over-year.

“The industry has reached a new milestone with one million solar homes underscoring the increasing power and relevance of rooftop solar in our energy future,” said Lynn Jurich, chief executive officer. “Sunrun has already saved our customers more than $100 million dollars. Our new BrightBox storage offering extends the profit potential and reach of solar energy.”

Key Operating Metrics

In the first quarter of 2016, total MW deployed increased to 60 MW from 37 MW in the first quarter of 2015, a 63% year-over-year increase.

Pre-tax project value per watt was $4.51, compared to $5.02 in the first quarter of 2015. Pro forma creation cost was $4.11 per watt (excluding one-time items related to Nevada exit) in the first quarter of 2016 compared to $4.36 in the first quarter of 2015.

Pro forma net bookings (excluding cancellation of Nevada orders) were 56 MW, representing 46% year-over-year growth.

Pro forma NPV created in the first quarter of 2016 was $20.6 million, compared to $23.3 million in the first quarter of 2015.  Estimated nominal contracted payments remaining as of March 31, 2016 totaled $2.6 billion, up $920 million or 54% since March 31, 2015.  Estimated retained value as of March 31, 2016 was $1.6 billion, up $546 million, or 50%, since March 31, 2015.

Financing Activities

As of May 12, 2016, with the upsize of our previously announced back-leverage aggregation facility, and the addition of new tax equity partnerships, we have increased our total capacity to meet expected project finance needs well into 2017.

First Quarter 2016 GAAP Results

Total revenue grew to $98.7 million in the first quarter of 2016, up $49.1 million, or 99% from the first quarter of 2015.  Operating leases and incentives revenue grew 55% year-over-year to $34.5 million.  Solar energy systems and product sales grew 135% year-over-year to $64.2 million.

Total cost of revenue was $95.6 million, an increase of 105% year-over-year. Total operating expenses were $165.6 million, an increase of 75% year-over-year.

Net income attributable to common stockholders was $13.1 million in the first quarter of 2016, compared to a net loss of $15.0 million in the fourth quarter of 2015, and a net loss of $18.0 million in the first quarter of 2015.

GAAP net earnings per share attributable to common shareholders was $0.13 per share.

Guidance for Q2 and Full Year 2016

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

For 2016, we expect deployments of approximately 285 MW but we will focus primarily on delivering NPV of above $1 per watt in the second half of the year.  We believe this NPV growth is supported by expected growth rates of nearly 100% in our Sunrun built business, which is double the market growth rate and lower unit level creation costs.

In Q2, we expect to deploy approximately 60 MW.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its first quarter 2016 results and outlook for its second quarter and full year of 2016 at 2:00 p.m. Pacific Time today, May 12, 2016. A live audio webcast of the conference call along with supplemental financial information will also be accessible from the “Investors” section of the Company’s website at http://investors.sunrun.com.  The conference call can be accessed live via the Sunrun Investor Relations website at  http://investors.sunrun.com or over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID# 95591236.  A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID# 95591236.

About Sunrun

Sunrun (Nasdaq:RUN) is the largest dedicated residential solar company in the United States with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun continues to lead the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the solar panels on a homeowner's roof, while families receive predictable pricing for 20 years or more. For more information please visit: www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating guidance, operational and financial results such as growth, value creation, MW bookings and deployments, estimates of nominal contracted payments remaining, estimated retained value, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time.  All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Par Values)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash	$208,313	$203,864
Restricted cash	9,246	9,203
Accounts receivable (net of allowances for doubtful accounts of $1,167 and $1,641 as of March 31, 2016 and December 31, 2015, respectively)	56,774	60,275
State tax credits receivable	—	9,198
Inventories	94,682	71,258
Prepaid expenses and other current assets	13,903	5,917
Total current assets	382,918	359,715
Restricted cash	6,125	8,094
Solar energy systems, net	2,137,015	1,992,021
Property and equipment, net	51,897	44,866
Intangible assets, net	21,653	22,705
Goodwill	87,543	87,543
Prepaid tax asset	222,596	190,146
Other assets	31,833	29,502
Total assets	$2,941,580	$2,734,592
Liabilities and total equity
Current liabilities:
Accounts payable	$93,701	$104,133
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	7,368	8,144
Accrued expenses and other liabilities	53,826	49,146
Deferred revenue, current portion	65,820	59,726
Deferred grants, current portion	14,399	13,949
Capital lease obligation, current portion	10,890	8,951
Long-term non-recourse debt, current portion	5,591	4,722
Lease pass-through financing obligation, current portion	4,540	3,710
Total current liabilities	256,135	252,481
Deferred revenue, net of current portion	577,220	559,066
Deferred grants, net of current portion	216,176	220,784
Capital lease obligation, net of current portion	17,154	15,042
Recourse debt	191,000	197,000
Long-term non-recourse debt, net of current portion	436,196	333,042
Lease pass-through financing obligation, net of current portion	143,020	153,188
Other liabilities	8,863	7,144
Deferred tax liabilities	222,596	190,146
Total liabilities	2,068,360	1,927,893
Redeemable noncontrolling interests	138,049	147,139
Stockholders’ equity	565,793	554,069
Noncontrolling interests	169,378	105,491
Total equity	735,171	659,560
Total liabilities, redeemable noncontrolling interests and total equity	$2,941,580	$2,734,592

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Operating leases and incentives	$34,540	$22,308
Solar energy systems and product sales	64,203	27,369
Total revenue	98,743	49,677
Operating expenses:
Cost of operating leases and incentives	38,100	21,377
Cost of solar energy systems and product sales	57,512	25,330
Sales and marketing	43,188	24,926
Research and development	2,463	2,287
General and administrative	23,248	20,306
Amortization of intangible assets	1,052	542
Total operating expenses	165,563	94,768
Loss from operations	(66,820)	(45,091)
Interest expense, net	11,515	7,130
Other expenses (income), net	(532)	299
Loss before income taxes	(77,803)	(52,520)
Income tax benefit	—	—
Net loss	(77,803)	(52,520)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(90,937)	(34,525)
Net income (loss) attributable to common stockholders	$13,134	$(17,995)

Net income (loss) per share attributable to common stockholders
Basic	$0.13	$(0.74)
Diluted	$0.13	$(0.74)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	101,273	24,427
Diluted	104,219	24,427

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating activities:
Net loss	$(77,803)	$(52,520)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash losses	1,321	—
Depreciation and amortization, net of amortization of deferred grants	21,596	15,429
Bad debt expense	336	457
Interest on lease pass-through financing	3,002	3,474
Noncash interest expense	3,502	2,635
Stock-based compensation expense	3,809	3,220
Reduction in lease pass-through financing obligations	(4,236)	(4,887)
Changes in operating assets and liabilities:
Accounts receivable	3,595	(5,535)
Inventories	(23,314)	(11,537)
Prepaid and other assets	(4,355)	5,069
Accounts payable	(10,103)	26,932
Accrued expenses and other liabilities	(317)	2,643
Deferred revenue	5,572	12,304
Net cash used in operating activities	(77,395)	(2,316)

Investing activities:
Payments for the costs of solar energy systems, leased and to be leased	(164,629)	(131,291)
Purchases of property and equipment	(5,023)	(1,947)
Net cash used in investing activities	(169,652)	(133,238)

Financing activities:
Proceeds from grants and state tax credits, net of recapture	9,202	5,153
Proceeds from recourse debt	141,000	—
Repayment of recourse debt	(147,000)	—
Proceeds from issuance of non-recourse debt	106,400	—
Repayment of non-recourse debt	(2,160)	(690)
Payment of debt fees	(9,369)	—
Proceeds from lease pass-through financing obligations	9,746	35,130
Contributions received from noncontrolling interests and redeemable noncontrolling interests	154,944	59,341
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(9,986)	(7,521)
Proceeds from exercises of stock options, net of withholding taxes on restricted stock units	452	1,058
Offering costs paid related to initial public offering	(437)	—
Payment of capital lease obligation	(3,115)	(602)
Change in restricted cash	1,819	(2,996)
Net cash provided by financing activities	251,496	88,873

Net increase (decrease) in cash	4,449	(46,681)
Cash, beginning of period	203,864	152,154
Cash, end of period	$208,313	$105,473

Key Operating Metrics

	As of March 31,
	2016	2015
MW Booked	56 (1)	38
MW Deployed	60	37
Cumulative MW Deployed	656	430
Estimated Nominal Contracted Payments Remaining (in millions)	$2,633	$1,713
Estimated Retained Value under Energy Contract (in millions)	$1,115	$711
Estimated Retained Value of Purchase or Renewal (in millions)	$518	$377
Estimated Retained Value (in millions)	$1,633	$1,087
Estimated Retained Value (per watt)	$2.36	$2.41

	Three Months Ended March 31,
	2016	2015
Project Value (per watt)	$4.51	$5.02
Creation Cost (2) (per watt)	$4.11 (3)	$4.36
Unlevered NPV (per watt)	$0.40	$0.66
NPV (in millions)	$21 (3)	$23

(1)	Excludes 13 MW due to Nevada exit.
(2)	Excludes IDC costs paid prior to deployments and excludes non-cash items such as amortization of intangible assets and stock-based compensation.
(3)	Excludes $0.24 per watt related to Nevada exit. See supplemental cost memo.

Definitions

Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed and (ii) certain sales and marketing expenses under new customer agreements, net of cancellations during the period divided by the related watts booked.

Customers refers to residential customers with solar energy systems that are installed or under contract to install, net of cancellations.

Estimated Nominal Contracted Payments Remaining equals the sum of the remaining cash payments that customers are expected to pay over the initial terms of their agreements (not including the value of any renewal or system purchase at the end of the initial agreement term), including estimated uncollected prepayments, for systems contracted as of the measurement date.

Estimated Retained Value represents the cash flows (discounted at 6%) we expect to receive pursuant to customer agreements during the initial agreement term, excluding substantially all value from solar renewable energy credits (“SRECs”) prior to July 1, 2015. It also includes a discounted estimate of the value of the purchase or renewal of the agreement at the end of the initial term.  Estimated retained value excludes estimated distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems contracted as of the measurement date.  We do not deduct amounts we are obligated to pass through to investors in lease pass-throughs. Estimated retained value under energy contract represents the net cash flows during the initial 20-year term of our customer agreements. Estimated retained value of purchase or renewal is the forecasted net present value we would receive upon or following the expiration of the initial contract term.

MW Booked represents the aggregate megawatt production capacity of our solar energy systems sold to customers or subject to an executed customer agreement, net of cancellations.

MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to customer agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.

NPV equals unlevered NPV multiplied by leased megawatts booked in period.

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Project value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under customer agreements during the period): (i) estimated retained value, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under customer agreements and which are not already included in estimated retained value and (iv) finance proceeds from tax equity investors.  Project value includes contracted SRECs. Project value does not include cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investment fund investors, the cumulative impact of which is expected to be immaterial in 2016.

Unlevered NPV equals the difference between project value and estimated creation cost on a per watt basis.

Investor Relations Contact:

Charlotte Coultrap-Bagg

Investors@sunrun.com

(415) 510-4833